Exhibit 99.1
iGo, Inc. Appoints Phoenix Suns CEO Rick Welts to Board of Directors
SCOTTSDALE, AZ, March 29, 2010 — iGo, Inc. (Nasdaq: IGOI), a leading provider of eco-friendly power management solutions, today announced the appointment of Rick Welts to its Board of Directors. Mr. Welts currently serves as President and Chief Executive Officer of the Phoenix Suns of the National Basketball Association. Mr. Welts will be a member of iGo’s Audit Committee and the Compensation & Human Resources Committee, and will serve as Chairman of the Corporate Governance & Nominating Committee.
“We are very pleased to add Rick Welts to our Board of Directors,” said Michael J. Larson, Chairman of iGo. “Rick has an incredible track record as an innovative marketer and a leader of successful organizations. We believe he will be a tremendous asset to the Company as we continue to build the iGo brand and execute on our growth strategies.”
Mr. Welts joined the Phoenix Suns in 2002 as President and Chief Operating Officer and was appointed Chief Executive Officer in April 2009. Mr. Welts previously served successful stints in professional basketball with the NBA league office and the Seattle Supersonics. His association with the NBA league office spanned from 1982-1999 until he departed as the league’s Executive Vice President, Chief Marketing Officer and President of NBA Properties. Mr. Welts helped guide the revitalization of the NBA and its image through strong marketing initiated by the NBA and he is credited with the creation of the NBA All-Star Weekend concept in 1984, now a league highlight and a standard in both the National Hockey League and Major League Baseball. Mr. Welts left the NBA in 1999 to become President of Fox Sports Enterprises, a new entity that managed Fox interests in facilities and sports teams including the Los Angeles Dodgers, Dodger Stadium, STAPLES Center, the Los Angeles Kings, Madison Square Garden, the New York Knicks and the New York Rangers.
Upon the appointment of Mr. Welts, iGo has regained compliance with NASDAQ Listing Rule 5605, which requires listed companies to maintain an audit committee comprised of at least three members, all of whom must be independent. iGo is now fully compliant with all NASDAQ listing requirements.
About iGo, Inc.
iGo, Inc., based in Scottsdale, Arizona, is a leading provider of power management solutions, including eco-friendly chargers for laptop computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.). All of these chargers leverage iGo’s intelligent tip technology, which significantly minimizes electronic waste by enabling one charger to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips. iGo is also the creator of a new, innovative patent-pending power saving technology that automatically eliminates wasteful and expensive standby or “vampire” power that is generated from chargers continuing to draw electricity when a mobile electronic device no longer requires charging or is disconnected from the charger.
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iGo Inc.

iGo’s products are available at www.iGo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.
iGo is a registered trademark of iGo, Inc. All other trademarks or registered trademarks are the property of their respective owners.
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CONTACTS:
Tony Rossi
Financial Profiles
310-478-2700 x13
trossi@finprofiles.com